Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Aptevo Therapeutics Inc. (the “Company”) of our report dated March 31, 2021, relating to the Company’s 2020 consolidated financial statements appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Seattle, Washington

August 12, 2021